Exhibit 15.1

RAIT Financial Trust

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim consolidated financial information of RAIT Financial Trust and subsidiaries for the three month periods ended March 31, 2009 and 2008 as indicated in our report dated May 11, 2009; for the three and six-month periods ended June 30, 2009 and 2008, as indicated in our report dated August 10, 2009; and for the three and nine-month periods ended September 30, 2009 and 2008, as indicated in our report dated November 9, 2009; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports (which contained an explanatory paragraph regarding the change in method of accounting for noncontrolling interests in consolidated subsidiaries and convertible senior notes as of December 31, 2008 due to the Company’s adoption of FASB Accounting Standards Codification 810, Consolidation and FASB Accounting Standards Codification 470-20, Debt with Conversion and Other Options, on January 1, 2009) referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended March 30, 2009, June 30, 2009 and September 30, 2009, are incorporated by reference in this Registration Statement and Prospectus.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

November 30, 2009